Exhibit 107
Calculation of Filing Fee Tables
Form S-4
(Form Type)

PASSAGE BIO, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
(1)	Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	Other	42,605,021	N/A	$8,190.12	0.0001381	$1.14
(2)	Fees to Be Paid	Equity	Warrants to purchase Common Stock	Other	24,891	N/A	N/A		$0.00
(3)	Fees to Be Paid	Equity	Options to purchase Common Stock	Other	3,058,476	N/A	N/A		$0.00
		Total Offering Amounts					$8,190.12		$1.14
		Total Fees Previously Paid							—
		Total Fee Offsets							—
		Net Fee Due							$1.14
(1)	(a)	Represents the maximum number of shares of Common Stock, par value $0.0001 per share (“Passage Bio Common Stock”), of Passage Bio, Inc. (“Passage Bio”), that are expected to be issued (or become issuable) to securityholders of Remix Therapeutics, Inc. (“Remix”) pursuant to the merger and related transactions contemplated by the Agreement and Plan of Merger, dated as of June 24, 2026 (“Merger Agreement”), by and among Passage Bio, Merger Sub, Inc., and Remix, with Remix continuing as a wholly-owned subsidiary of Passage Bio and the surviving corporation of the merger. The number of shares of Passage Bio Common Stock to be registered on this registration statement (“Registration Statement”) consists of (i) the estimated number of shares of Passage Bio Common Stock that are expected to be issued in exchange for shares of Remix Common Stock (the “Remix Common Stock”) outstanding immediately prior to the Effective Time (as defined in the Merger Agreement), including the shares of Remix Common Stock to be issued in the PIPE Financing, after giving effect to (A) the conversion of all outstanding shares of Remix preferred stock into shares of Remix Common Stock, (B) the conversion of the 2025 Convertible Notes (as defined in the Registration Statement) and the associated warrants into shares of Remix Common Stock, and (C) the conversion of the 2026 Convertible Notes into shares of Remix Common Stock, each without taking into account the effect of a reverse stock split of Passage Bio Common Stock and assuming a maximum pre-split exchange ratio of approximately 0.1734 shares of Passage Bio Common Stock for each outstanding share of Remix Common Stock (which is subject to adjustment prior to the closing of the Merger), and (ii) shares of Passage Bio Common Stock issuable upon exercise of warrants issued in the merger in exchange for Remix warrants, without taking into account the effect of a reverse stock split of Passage Bio Common Stock and assuming a maximum pre-split exchange ratio of approximately 0.1734 shares of Passage Bio Common Stock for each outstanding share of Remix Common Stock (which is subject to adjustment prior to the closing of the Merger), and (iii) options to purchase shares of Passage Bio Common Stock in exchange for options to purchase shares of Remix Common Stock outstanding under the Remix 2019 Plan, without taking into account the effect of a reverse stock split of Passage Bio Common Stock and assuming a maximum pre-split exchange ratio of approximately 0.1734 shares of Passage Bio Common Stock for each outstanding share of Remix Common Stock (which is subject to adjustment prior to the closing of the Merger).
	(b)	Estimated solely for the purpose of calculating the registration fee under Rule 457(f)(2) under the Securities Act of 1933, as amended. Remix is a private company, no market exists for its securities, and Remix has an accumulated capital deficit. Therefore, the proposed maximum aggregate offering price is calculated based on an aggregate offering amount equal to one-third of the aggregate par value of the Remix Common Stock that will be exchanged in the merger.
	(c)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any securities that may from time to time be offered or issued resulting from forward or reverse stock splits, stock dividends or similar transactions.

(2)
Consists of Passage Bio warrants issued in the merger in exchange for Remix warrants, without taking into account the effect of a reverse stock split of Passage Bio Common Stock and assuming a maximum pre-split exchange ratio of approximately 0.1734 shares of Passage Bio Common Stock for each outstanding share of Remix Common Stock (which is subject to adjustment prior to the closing of the Merger). The registration fee with respect to the warrants has been allocated to the underlying shares of Passage Bio Common Stock issuable upon exercise of such Passage Bio warrants, as described in footnote (1).

(3)
Consists of Passage Bio stock options to purchase shares of Passage Bio Common Stock issued in exchange for Remix stock options to purchase shares of Remix Common Stock, without taking into account the effect of a reverse stock split of Passage Bio Common Stock and assuming a maximum pre-split exchange ratio of approximately 0.1734 shares of Passage Bio Common Stock for each outstanding share of Remix Common Stock (which is subject to adjustment prior to the closing of the Merger). The registration fee with respect to the options to purchase shares of Passage Bio Common Stock has been allocated to the underlying shares of Passage Bio Common Stock issuable upon exercise of such options, as described in footnote (1).